UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ________________________________
FORM 8-K
 ________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 13, 2017

 ________________________________
Bravo Brio Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)
  ________________________________

Ohio	001-34920	34-1566328
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Goodale Boulevard, Suite 100, Columbus, Ohio	43212
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 614-326-7944
Not Applicable
Former name or former address, if changed since last report
   ________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry Into a Material Definitive Agreement.
On July 13, 2017, Bravo Brio Restaurant Group, Inc. (the “Company”), certain subsidiary guarantors of the Company, Wells Fargo Bank, National Association, as administrative agent, and certain lenders under the Company’s Credit Agreement, dated as of November 5, 2014, by and among the Company, as borrower, the domestic subsidiaries of the borrower, as guarantors, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, KeyBank National Association as documentation agent, and Wells Fargo Securities, LLC, Keybanc Capital Markets, Inc. and Merril Lynch, Pierce, Fenner & Smith, Inc., as co-lead arrangers and joint book managers, as amended pursuant to that certain First Amendment to Credit Agreement and Waiver, dated as of October 31, 2016 (the “Credit Agreement”), entered into an Amended and Restated Waiver Agreement (the “Amended Waiver Agreement”) that amends and restates the Company’s previously announced Waiver Agreement, dated June 8, 2017 (the “Initial Waiver”).
The Initial Waiver related to certain previously announced Events of Default by the Company under the Credit Agreement relating to the Company’s non-compliance with the Consolidated Lease-Adjusted Leverage Ratio contained in the Credit Agreement which arose out of the Company’s requests for, and borrowings of, Swingline Loans made between May 8, 2017 and June 2, 2017. The Initial Waiver provided a limited waiver of the existing Events of Default until the earlier of July 14, 2017 or the occurrence of any other Default or Event of Default.
Pursuant to and subject to the terms of the Amended Waiver Agreement, the Required Lenders agreed to extend the term of the waiver of such existing Events of Default until the earlier of August 25, 2017 or the occurrence of any other Default or Event of Default.
The Amended Waiver Agreement additionally provides that from the date of the Amended Waiver Agreement until the earlier of (x) August 25, 2017 or (y) the occurrence of any other Default or Event of Default (the “Effective Period”), after giving effect to any Revolving Loan and/or Swingline Loan made during the Effective Period, the sum of (i) the aggregate principal amount of all Revolving Loans then outstanding and (ii) the aggregate principal amount of all Swingline Loans then outstanding will not exceed $15,000,000 at any time during the Effective Period.
Absent further consent from the Required Lenders, the waiver will expire upon the termination of the Effective Period.
The Amended Waiver Agreement also provides for the payment by the Company and the subsidiary guarantors of the Company to the Administrative Agent under the Credit Agreement, for the ratable benefit of each lender under the Credit Agreement, a waiver fee in an amount of $93,000 representing 0.15% of the sum of (a) the portion of the total Revolving Committed Amount held by each such lender plus (b) the portion of the Term Loan held by each such lender, in each case as of the Effective Date.
As of the date of the Amended Waiver Agreement, the aggregate amount outstanding under the Credit Agreement was approximately $41.2 million.
The disclosure herein regarding the Amended Waiver Agreement does not purport to be complete and is qualified in its entirety to the full text of the Amended Waiver Agreement, which is filed as exhibit 10.1 hereto and is incorporated herein by reference. The Amended Waiver Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. In addition, any defined terms used in the foregoing summaries which are not otherwise defined have the meaning given to such terms in the Credit Agreement or Amended Wavier Agreement, respectively.
Item 2.04 Triggering Events that Accelerate or Increase a DFO or Obligation under an Off-Balance Sheet Arrangement.
The disclosure under Item 1.01 above is incorporated by reference in this Item 2.04.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1 Amended and Restated Waiver Agreement, dated as of July 13, 2017, by and among Bravo Brio Restaurant Group, Inc., the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.
99.1 Press release dated July 17, 2017 entitled, “Bravo Brio Restaurant Group, Inc. Reports Second Quarter Comparable Restaurant Sales”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bravo Brio Restaurant Group, Inc.

July 17, 2017	By:	/s/ James J. O’Connor
	Name:	James J. O’Connor
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Exhibit Index

Exhibit No.	Description

10.1
Amended and Restated Waiver Agreement, dated as of July 13, 2017, by and among Bravo Brio Restaurant Group, Inc., the guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

99.1	Bravo Brio Restaurant Group, Inc. Reports Second Quarter Comparable Restaurant Sales